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                                                                    EXHIBIT 10.4

                                Sony Discos Inc.
                                605 Lincoln Road
                           Miami Beach, Florida 33139

May 9, 1997

Jerry Masucci Music, Inc.
112 West 31st Street
New York, NY 10001

Gentlemen:

Below is a summary of the main commercial points of our agreement for Sony Discos to exclusively distribute in the United States and Puerto Rico all records owned or controlled by Jerry Masucci Music, Inc. and/or any entity owned or controlled by Jetty Masucci Music, Inc.; Jerry Masucci and/or any entity owned or controlled by him other than Sonido Records, Inc. or any of its successors or assigns (collectively, "JMM") during the term of this agreement. The term will be three (3) years, commencing May 15, 1997, subject to Articles II and III below. Although this will be a binding agreement, the parties agree to promptly negotiate in good faith a more formal document with the remaining terms and conditions.

I.     Sony Discos' Responsibilities:

1. Provide warehousing facilities to store the product subject to the distribution agreement.

2. Solicit sales orders from all customers that are currently approved and that may be approved in the future to do business with Sony Discos.

3. Service sales orders (pick, pack and ship), for the distributed label product in the same manner as Sony Discos currently services all sales orders.

4. Maintain consigned inventory quantities of the distributed label product at reasonable levels in accordance with inventory control procedures currently in practice for all stock of finished product.



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JMM, Inc.
May 9, 1997
Page 2

5. Make determinations as to the credit worthiness of customers and ship credit orders solely at the discretion of Sony Discos in accordance with Sony Discos' credit approval policies and procedures. Bad credit risk will be borne by Sony Discos.

6. Accept and process returns from customers (but not returns of product sold before the term of this agreement or returned thereafter). Saleable product returned by customers will be returned to stock. Damaged product will be returned to JMM or destroyed at its option.

7. Provide monthly informational reports of sales and returns in units and dollars and weekly unit sales reports by region. Sony Discos will provide BDS and Soundscan monitoring services.

8. Submit a monthly statement with the net value of the sales, less: a reserve for future returns of 20%; our distribution fee and any other agreed deductions. Each monthly reserve for returns will be liquidated in the sixth monthly accounting statement following the monthly statement in which the reserve was established. Payment of net proceeds is to be made on the 60th day following the end of the month of sale.

9. To manufacture cassettes and compact discs on behalf of JMM, if JMM chooses to manufacture with Sony Discos, and the parties agree to engage in good faith discussions with respect to same.

10. Provide 1 free office space and 2 free secretarial spaces to JMM at Sony Discos' offices at 2190 N.W. 89th Place, Miami, Florida, during the Term, but only for so long as Sony maintains an office at such location. Thereafter, the parties will discuss in good faith JMM's space requirements. JMM will be responsible for all phone and fax charges or other out-of-pocket expenses (e.g., secretary).

11. Include JMM product in Sony's co-op advertising programs and Sony Discos will consult with JMM as to same. The cost of such advertising, not to exceed 3% of gross value (i.e., invoice value before discounts and free goods), will be deducted from proceeds (or billed to JMM) when Sony Discos customers are credited. Notwithstanding the foregoing, JMM will not be responsible for the cost of any co-op advertising item or expenditure in excess of $5,000 unless Sony Discos receives JMM's prior approval in respect of such item or expenditure.



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JMM Inc.
May 9, 1997
Page 3

12. To offer JMM the opportunity for Sony Discos to administer the mechanical royalty payments for JMM repertoire, subject to recharge of such royally payments to JMM.

II.    Distributed Label Responsibilities:

1. a. To deliver to Sony Discos during each contract year of the term: (i) not less than four (4) newly recorded, commercially satisfactory, previously unreleased single disc albums by different artists (collectively, "Studio Albums"), and (ii) not less than four (4) commercially satisfactory, previously unreleased single disc television advertised compilation albums comprised of repertoire from the existing back catalog of Sonido Records as mutually determined by Sony Discos and JMM (collectively, "TV Compilation Albums"). If JMM does not fulfill its delivery commitment to Sony Discos under this paragraph II-1.a. for a particular contract year of the tern, such contract year will be automatically extended until JMM fulfills its delivery commitment for that contract year. Any product submitted by JMM hereunder and rejected by Sony Discos may be distributed by JMM or a third party at JMM's option.

   b.  Promptly following complete execution hereof, JMM, will deliver to Sony
       Discos: (i) 1 Studio Album entitled "Fania All-Stars", as part of its first year delivery commitment; and (ii) 3 back catalog albums, each comprising "Best of Fania All-Stars" tracks, which albums will not be applied towards JMM's delivery commitment hereunder.

2. To manufacture and deliver to Sony Discos consigned inventory of distributed product (including artwork) in reasonable levels in accordance with Sony Discos' inventory control procedures and reasonable quality requirements.

3. To pay all royalties, including copyright, due under JMM's contractual agreements or otherwise and to provide Sony Discos, upon request, with proof of such payment. Any such monies paid by Sony Discos at your request or with your consent (which will not be unreasonably withheld), will be deducted from payments to JMM. If JMM decides to have Sony Discos process copyright payments under paragraph 12 above, JMM will deliver all necessary label copy information to Sony Discos, and will reasonably assist Sony Disco, in obtaining any necessary mechanical licenses in Sony Discos' name or for its behalf.



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JMM Inc.
May 9, 1997
Page 4

4. To accept returns or authorize the destruction of product considered by Sony Discos to be obsolete or damaged, in accordance with Sony's policies and practices. JMM will be solely responsible for inventory obsolescence.

5. To include Sony Discos' distribution credit and bar codes on all product distributed by Sony Discos, in a form and location approved by JMM and Sony Discos.

6. To be solely responsible for all marketing and promotion activities and expenses, including DJ and promotional servicing and television advertising (including the production costs for the ad spot itself). Sony Discos will use reasonable efforts, consistent with its good faith business judgment, to assist JMM in obtaining television advertising time, provided that Sony Discos will have no financial obligation in respect of any such advertising.

7. To be solely responsible for accepting all returns of product distributed prior to the commencement of Sony Discos' distribution, or after Sony Discos' distribution.

8. To consult with Sony Discos in the setting of wholesale prices for distributed label product, which prices shall be consistent with then-current Sony pricing standards and policies.


III.   Advance, Distribution Fee and Other Charges:

Advances:

a. Sony Discos will pay JMM an advance in the amount of $250,000 (the "Initial Advance") as follows: (i) $150,000 of such Initial Advance promptly following complete execution of this agreement; and (ii) the balance of such Initial Advance promptly following complete execution of the more formal agreement referred to above, but in no event later than the later of: (a) 45 days following complete execution of this agreement; and (b) promptly following JMM's fulfillment of its delivery obligation to Sony Discos under II.1.b. above.

b. If at anytime during the first or second contract years of the term, or the first 6 months of the third contract year of the term, total advances charged to JMM's account are recouped (based on the last monthly accounting statement rendered prior to that date), and JMM is then current in its delivery obligation to Sony Discos under II-1.a. above for the contract year concerned, then, Sony Discos will promptly (i.e., within 15 days from the date the accounting statement concerned is rendered) pay JMM an additional advance of $250,000 ("rollover



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JMM, Inc.
May 9, 1997
Page 5

       advance"). If any advances are unrecouped as of the end of the term, the term (including JMM's delivery obligations to Sony under II-1.a. above) will be automatically extended until Sony Discos renders a statement showing that all advances have been recouped (the "extended term"). For the avoidance of doubt, Sony Discos will not be obligated to pay JMM a rollover advance during the final 6 months of the third contract year of the term or the extended term, as applicable.

All advances will be recouped from 100% of the proceeds accruing to JMM hereunder.

Distribution Fee:

Sony Discos' distribution fee and other charges for performance of the above services will be as follows:

a) (i) In respect of each Studio Album, a 16% distribution fee calculated on the gross value (i.e., invoice value before discounts and free goods) of all shipments. Notwithstanding the foregoing, in the event that product is distributed by Sony Music Distribution ("SMD") instead of by Sony Discos directly, then the applicable distribution fee will be 18.5% in lieu of the fee set forth in the immediately preceding sentence.

  (ii) In respect of each TV Compilation Album, a 14.5% distribution fee calculated on the gross value (i.e., invoice value before discounts and free goods) of all shipments. Notwithstanding the foregoing, in the event that product is distributed by SMD instead of by Sony Discos directly, then the applicable distribution fee will be 17% in lieu of the fee set forth in the immediately preceding sentence.

b) Free goods discounts (actual) up to 8% will be JMM's responsibility and Sony Discos will be entitled to its full distribution fee on such units. Discounts in excess of 8% may be granted upon prior approval by JMM.

c) A charge of $.25 per unit for processing returns in excess of 12.5% of sales in any sales month.

d) If JMM chooses to do its manufacturing with Sony Discos, the parties will agree upon competitive pricing.

e) In the event that subparagraph (d) above applies, if charges to JMM exceed the amount due to JMM in any month, JMM will promptly pay Sony Discos the balance.



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JMM, Inc.
May 9, 1997
Page 6

IV.    Miscellaneous:

1. Key Man: The parties acknowledge that the full time and active participation of Jerry Masucci in the management of JMM is essential to this agreement. In the event that during the term of this agreement, Jerry Masucci fail for any reason to be engaged in the full time and active management of JMM, Sony Discos will have the option to terminate this agreement and any then-remaining unrecouped advances will be repaid immediately to Sony Discos. (Until such payment is made, Sony Discos may continue to distribute all records hereunder and apply all proceeds in recoupment of these advances.)

2. Warranty: JMM warrants and represents that Sony Discos' exercise of its rights hereunder will not infringe the rights of any third party. JMM will indemnify and hold Sony discos harmless with respect to any breach or alleged breach of this warranty and representation.

3. Restricted Recordings: Sony Discos will have no obligation to distribute any records delivered by JMM under this agreement featuring the performances of any artists who are currently residing in or citizens of Cuba.

4. Choice of Law/Venue: New York courts (only), both state and federal. New York law applicable to contracts entered into and performed entirely within that State.

5. Sell-Off: Sony Discos will have the non-exclusive right, in accordance with this agreement, to distribute and sell product delivered to Sony Discos on or before the end of the term for a period of 6 months following the end of the term ("sell-off period").

Please sign below to signify your acceptance of the above terms.

JERRY MASUCCI MUSIC, INC.                    SONY DISCOS INC.

By: /s/ Jerry Masucci                        By: /s/ ILLEGIBLE
    -----------------------------------          -------------------------------
    An Authorized Signatory                      An Authorized Signatory

Fed. Tax I.D.#: _______________________


ASSENTED AND AGREED:

/s/ Jerry Masucci
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JERRY MASUCCI